Exhibit 4.1

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Authorized Capital Stock

The total number of shares of stock Panacea Life Sciences Holdings, Inc. is authorized to issue shall be 700,000,000 shares. This stock shall be divided into two classes to be designated as “Common Stock” and “Preferred Stock.”

Common Stock

The total number of authorized shares of common stock shall be 650,000,000 shares with a par value of $0.0001 per share.

Preferred Stock

The total number of authorized shares of Preferred Stock shall be 50,000,000 shares with a par value of $0.0001 per share. The board of directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a) Whether or not the class or series shall have voting rights, full or limited, the nature and qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

(b) The number of shares to constitute the class or series and the designation thereof;

(c) The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(d) Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e) Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

(f) The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

(h) Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) Such other rights and provisions with respect to any class or series as may to the board of directors seem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

Special Meetings

Under our bylaws, unless otherwise prescribed by law or by the Articles of Incorporation, Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman, if there be one, or (ii) the President, (iii) any Vice President, if there be one, (iv) the Secretary, or (v) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of a majority of the Board of Directors or at the request in writing of stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote (the “Requisite Percentage”). Written notice of a Special Meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

A stockholder request for a Special Meeting (a “Special Meeting Request”) shall be directed to the Secretary of the Corporation and shall be signed by each stockholder, or a duly authorized agent of such stockholder, requesting the Special Meeting (each, a “Requesting Stockholder”) and shall be accompanied by a notice setting forth (1) the information required by Section 9 of this Article II as to any nominations proposed to be made or any other business proposed to be conducted at such Special Meeting and as to such Requesting Stockholders (including the completed written questionnaires and written representations and agreements required by Section 9 of this Article II from any nominee for election as a director of the Corporation, as applicable); (2) a statement of the specific purpose or purposes of the Special Meeting; (3) an acknowledgement by the Requesting Stockholders and the beneficial owner (as defined in Rule l3d-3 under the Securities Exchange Act of 1934, as amended (or any successor thereto) (the “Act”)) (the “Beneficial Owner”), if any, on whose behalf the Special Meeting Request(s) are being made that a disposition of shares of the Corporation’s capital stock owned of record or beneficially as of the date on which the Special Meeting Request(s) in respect of such shares is delivered to the Secretary that is made at any time prior to the Special Meeting shall constitute a revocation of such Special Meeting Request(s) with respect to such disposed shares; and (4) documentary evidence that the Requesting Stockholder(s) own the Requisite Percentage of as of the date of such Special Meeting Request.

In determining whether a Special Meeting of Stockholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percentage, multiple Special Meeting Requests will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the Special Meeting and substantially the same matters proposed to be acted on at the Special Meeting (in each case as determined in good faith by the Board of Directors) and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within thirty (30) days of the earliest dated Special Meeting Request. A stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the Secretary, and if, following any revocation (including any deemed revocation pursuant to clause (3) of the foregoing paragraph), the un-revoked Special Meeting Requests are from stockholders holding in the aggregate less than the Requisite Percentage, the Board of Directors, in its sole discretion, may cancel the Special Meeting.”

Consent of Stockholders in Lieu of Meeting

Unless otherwise provided in the Articles of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Every written consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who signs the written consent, and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated written consent delivered in the manner required by this Section 6, written consent signed by a sufficient number of stockholders to take such action are so delivered to the Corporation. The written consents shall be delivered to the Corporation by delivery to its registered office in Nevada, its principal place of business, or an officer or agent of the Corporation having custody of the book in which the proceedings are recorded. Delivery to the registered officer shall be by hand or certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

The record date for the determination of stockholders entitled to express consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Section 6. Any person seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary of the Corporation and delivered to the Corporation and signed by a stockholder of record, request that a record date be fixed for such purpose. The written notice must contain the following information with respect to each action that the stockholder proposes to take by consent: (a) the information required by Section 9 of Article II of these Bylaws as though such stockholder was intending to make a nomination or to bring any other matter before a meeting of stockholders, and (b) to the extent not otherwise required by Section 9 of Article II of these Bylaws, such notice must also state, (i) the text of the proposal (including the text of any resolutions to be effected by consent and the language of any proposed amendment to the Bylaws of the Corporation), (ii) the reasons for soliciting consents for the proposal, (iii) any material interest in the proposal held by the stockholder and the Beneficial Owner(s), if any, on whose behalf the action is to be taken, and (iv) any other information relating to the stockholder, the Beneficial Owner(s), any person whom the stockholder proposes to nominate for election or appointment as a director of the Corporation pursuant to such solicitation of written consents or the proposal of other business by the stockholder, as applicable, that would be required to be disclosed in filings in connection with the solicitation of proxies or consents pursuant to Section 14 of the Act and the rules and regulations promulgated thereunder (or any successor provision of the Act or the rules or regulations promulgated thereunder). Following receipt of the notice, the Board of Directors shall have ten (10) calendar days to determine the validity of the request, and if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten (10) calendar days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If the Board of Directors fails within ten (10) calendar days after the Corporation receives such notice to fix a record date for such purpose, provided that the request is valid and fixing a record date is appropriate, the record date shall be the day on which the first written consent is delivered to the Corporation in the manner described in the first paragraph of this Section 6; except that, if prior action by the Board of Directors is required by applicable law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Nothing contained in this Section 6 shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any consent or related revocations, whether before or after such certification by the inspectors or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).”

Transfer Agent and Registrar

Equity Stock Transfer is the transfer agent and registrar in respect of the common stock.

Pursuant to Item 202(a), the information regarding the Common Stock contained herein does not constitute a complete legal description of the Common Stock and is qualified in all material respects by the provisions of the Company’s Amended and Restated Articles of Incorporation and bylaws, as filed with the Securities and Exchange Commission.